Date: July 28, 2016

popSLATE Media Inc

A Delaware Corporation

INVESTMENT IN THESE SECURITIE

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time.

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authorized by all necessary

Company has the right, in its sole discretion, to withdraw the

of federal and state s

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___________, ___________, USA

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